                                                  Exhibit 99

NEWS RELEASE

CONTACT:  MONIKA BROWN                  301 PERIMETER CENTER NORTH
          INVESTOR RELATIONS                 ATLANTA, GA  30346
          (404) 668-5926


               HBOC COMPLETES ACQUISITION OF PEGASUS MEDICAL, LTD

     ATLANTA, July 10, 1995 -- HBO & Company today announced it has completed the acquisition of Pegasus Medical, LTD, a privately held Israeli software company with offices in Jerusalem and Boston. Pegasus was formed in 1992 by two physicians to develop and market a computer-based patient record known as The Smart Medical Record (SMR-TM-), a pen-based system designed for the physician's office and across the continuum of care. The transaction was accounted for as a purchase.

     "The majority of physicians in the United States use paper charts to document a patient's clinical information," stated Charles W. McCall, HBOC President and Chief Executive Officer. "HBOC sees a tremendous opportunity for computerized patient records in physician offices, not only for ease of access and storage but also to evaluate outcomes and the cost of providing services.

     Staffed heavily by physicians, Pegasus brings to HBOC the medical know-how and creativity required to develop a computerized patient record that physicians will embrace, stated founder Isaac Bentwich, M.D., who will continue to lead development efforts. "HBOC brings a larger vision as well as the technology and infrastructure to make our efforts a success," he said. "Together, I believe we can build the best computer-based patient record in the world."

     HBOC delivers enterprisewide patient care, clinical, financial and strategic management software solutions, as well as networking technologies, outsourcing and other services to healthcare organizations in the United States, United Kingdom, Canada, Australia and New Zealand.


                                   Page 3 of 3